EXHIBIT (a)(4)


                              AUTOLEND GROUP, INC.
                           (Formerly CAPX Corporation)

                    Offer to Exchange Shares of Common Stock
                 and 14% Cumulative Convertible Preferred Stock
                For All Outstanding 9.5% Convertible Subordinated
                        Debentures Due September 19, 1997

                               THE EXPIRATION DATE
                  (UNLESS EXTENDED) IS 5:00 P.M., NEW YORK CITY
                      TIME, ON WEDNESDAY, NOVEMBER 20, 1996

To Our Clients:

         Enclosed for your consideration is the Offering Circular dated October 22, 1996 by AutoLend Group, Inc., formerly CAPX Corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer"), pursuant to which the Company intends to exchange, upon the terms and subject to the conditions set forth in the Exchange Offer, one Unit for each $1,000 principal amount outstanding of the Company's 9.5% Convertible Subordinated Debentures Due September 19, 1997 (the "Debentures"). Each Unit consists of: i) 100 shares of the Company's Common Stock, par value $.002 per share ("Common Stock"), and ii) such number of shares of the Company's 14% Cumulative Convertible Preferred Stock, par value $.002 per share ("Preferred Stock"), as shall have an aggregate value, on the basis of a Stated Amount of $100 per share of Preferred Stock, equal to the difference between $1,000 and the market price for the 100 shares of Common Stock included as part of the Unit, calculated on the Expiration Date. The Offering Circular and Letter of Transmittal are being forwarded to you as the beneficial owner of Debentures registered in our name on the security listing position maintained at one of
                  CEDEL Bank, S.A. or EUROCLEAR. A tender of such Debentures can be made only by us as the holder of record and only pursuant to your instructions.

         The Exchange Offer is subject to certain other conditions; however, the Exchange Offer is not conditioned on the valid tender of a minimum percentage of principal amount of Debentures in the Exchange Offer. Holders of Debentures not tendered for exchange pursuant to the Exchange Offer will continue to have all of the existing rights granted the Debentures.

                   Your attention is called to the following:

         (1) Debenture holders may tender Debentures for any principal amount in multiples of $1,000 in principal amount, as indicated in the instruction form set forth on the reverse side hereof.

         (2) The Exchange Offer is not conditioned upon any minimum number of Debentures being tendered.

         (3) The Expiration Date (unless extended) of the Exchange Offer is 5:00 P.M., New York time, on November 20, 1996. Your instructions to us should be forwarded in ample time to permit us to submit a tender on your behalf.

         If you desire to have us tender any or all of your Debentures, will you kindly so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Debentures, all such Debentures will be tendered unless otherwise specified. The enclosed Letter of Transmittal is furnished to you for information only and may not be used to tender Debentures.

         The Exchange Offer is not being made, nor will the Company accept tenders from, holders of Debentures in any jurisdiction in which the making or the acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction or if the making or acceptance of the Exchange Offer would violate or contravene any agreement to which the Company is a party. In any jurisdiction the securities or blue sky laws of which required the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                                  INSTRUCTIONS

         The undersigned acknowledge(s) receipt of your letter enclosing the Offering Circular, dated October 22, 1996 and the related Letter of Transmittal (which together constitute the "Exchange Offer"), relating to the offer by AutoLend Group, Inc. (the "Company") to purchase all outstanding 9.5% Convertible Subordinated Debentures Due September 19, 1997.

         This will instruct you to tender to the Company the principal amount of Debentures indicated (or, if no principal amount is indicated below, the aggregate principal amount of all Debentures) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Aggregate principal amount of Debentures         SIGN HERE
 to be tendered by us (in multiples of $1,000):*
                                                  ------------------------------
                                                           Signature(s)
 $
 ------------------------
                                                  ------------------------------


                                                  ------------------------------


                                                  ------------------------------
                                                      (Please print name(s)
                                                        and address here)



                                                  -----------------------------
                                                         (Telephone Number)



----------------
* Unless otherwise indicated above, it will be assumed that all of your Debentures held by us are to be tendered.